Exhibit 4.8

DATED October 21, 2004

EQUANT PROTON HOLDINGS LIMITED

EQUANT N.V.

EQUANT INC.

and

REUTERS LIMITED

     AGREEMENT

for the acquisition of Equant Proton Holdings Limited’s interest in the issued share capital of Radianz Limited and Equant N.V.’s and Equant Inc.’s
interests in the preference shares in Radianz Americas Inc.

CLEARY, GOTTLIEB, STEEN & HAMILTON

City Place House,
55 Basinghall Street,
London EC2V 5EH
SJ/CIJ

THIS AGREEMENT is made on October , 2004

BETWEEN:-

(1)	Equant Proton Holdings Limited, a company resident for tax purposes in the United Kingdom and incorporated under the laws of the Cayman Islands whose registered office is at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Equant Proton”);

(2)	Equant N.V., a company incorporated under the laws of The Netherlands with registered number 33 26 7383, whose registered office is at Heathrowstraat 10, 1043 CH Amsterdam, The Netherlands (“Equant”);

(3)	Equant Inc., a company incorporated under the laws of Delaware with registered number EIN 54-186-9506 whose registered office is at 1209 Orange Street, County of New Castle, Wilmington, DE 19801 (“Equant Inc”, and together with Equant Proton and Equant, the “Vendors”); and

(4)	Reuters Limited, a company incorporated in England with registered number 145516, whose registered office is at 85 Fleet Street, London EC4P 4AJ, England (the “Purchaser”).

WHEREAS:-

	(A)	Radianz Limited (the “Company”) is a company incorporated in England with registered number 3918478, whose registered office is at Fleet Place House, 2 Fleet Place, London EC4M 7RY, England. At the date of this Agreement, the Company has an authorised share capital of £1,175 divided into 510 “A” Ordinary Shares of £1 each, 490 “B” Ordinary Shares of £l each and 35,000,000 “C” Ordinary Shares of 0.0005 pence each all of which have been allotted and issued and are fully paid or credited as fully paid.

	(B)	Radian Americas Inc. (the “US Company”) is a company incorporated under the laws of the State of Delaware, USA whose principal place of business is 575 Lexington Avenue, New York, New York 10022 U.S.A.. At the date of this Agreement, the US Company has a share capital 10,200 shares of common stock of US$0.01 each and 15,800 shares of preference shares of US$1 each all of which have been issued and are fully paid or credited as fully paid.

	(C)	Equant Proton is the owner and registered holder of all of the B Ordinary Shares. Equant is the owner and registered holder of 7,634 Preference Shares and Equant Inc is the owner and registered holder of 266 Preference Shares.

	(D)	The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares in each case upon and subject to the terms and conditions of this Agreement.

	(E)	The parties have agreed to procure the termination, novation and/or amendment of the Joint Venture Agreements, the Service Agreements and the Subscription Agreement (in each case, as defined in this Agreement) and certain other agreements and arrangements in each case on the terms and subject to the conditions of this Agreement.

	(F)	The Purchaser may sell its shares in the Group (as defined in this Agreement) and the Shares (or any of them) to BT (or its Affiliates or any of them) following Completion.

1.	INTERPRETATION

1.1	In this Agreement, the following words and expressions have the meanings set opposite them:-

“Act”	Companies Act 1985;

“Affiliate”	any holding company or subsidiary undertaking of any company or any subsidiary undertaking of any such holding company;

“Agreement”	this Agreement including its recitals and Schedules;

“ ARC”	the Act against Restraints of Competition of the Federal Republic of Germany;

“B OrdinaryShares”	all of the “B” ordinary shares of £1 each in the capital of the Company;

“BT”	BT Group plc;

“BT Maximum Consideration”	the Consideration divided by 49 multiplied by 100;

“Business Day”	any day (excluding a Saturday or Sunday) when commercial banks are open for business in London;

“Business Information”	all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries;

“Completion”	completion of the sale and purchase of the Shares pursuant to Clause 6;

“Completion Date”	means 2 Business Days after the day on which the condition in Clause 3.1 (Condition to Completion) shall have been satisfied or waived or such other date as the parties may agree but, in any event, no later than 2 January 2005;

“Consideration”	the total consideration payable to the Vendors for the purchase of the Shares hereunder, as set out in Clause 6;

“Contribution Agreement”	the contribution agreement as amended and restated on June 30, 2000 between the Purchaser, Equant Finance B.V., Equant Proton, the Company, Radianz Global Network Operations Limited, Equant Network Services Limited and the Radianz Proton Limited (formerly Equant Proton Limited);

“Encumbrance”	any option, right to acquire, mortgage, charge (whether legal or equitable and whether fixed or floating), lien, pledge or other form of security, encumbrance, equity or third party interest;

“Equant Group”	together Equant and its subsidiaries;

“FCO”	the German Federal Cartel Office;

“Field Services Supplement”	the field services supplement to the partner services agreement between the Company and Equant Network Services International Limited together with the addendum to the field services supplement dated January 1, 2003;

“Group”	together the Company and its Subsidiaries;

“Joint Venture Agreements”	together, the Contribution Agreement, the Shareholders’ Agreement and the Supplemental Agreement;

“Joint Venture Termination Deed”	the deed to effect the termination of the Joint Venture Agreements to be entered into on the date hereof between the Purchaser, Equant Finance B.V., Equant Proton, Equant Network Services Limited, the Company, Radianz Proton Limited and Radianz Global Network Operations Limited in the agreed form;

“Novation Agreement”	the agreement to be entered into on the date hereof between Equant Finance B.V., Equant Proton, Equant Network Services International Limited, the Company and the Purchaser in the agreed form relating to the novation of certain of the obligations of Equant Proton Holdings Limited under the Subscription Agreement;

“Partner Services Agreement”	the partner services agreement dated May 22, 2000 between Equant Network Services International Limited and the Company (formerly Proholdco Limited);

	“Preference Shares”	all of the non-redeemable preference shares of $1 each in the capital of the US Company held by or on behalf of the Equant Group;

	“Purchaser’s Warranties”	the warranties set out in Schedule 2;

	“Reuters Group”	together Reuters Group PLC and its subsidiaries;

	“Services Variation Agreement”	the agreement between Equant Network Services International Limited and the Company to be entered into on the date hereof in the agreed form relating to the amendment of the Partner Services Agreement and the Field Services Supplement;

	“Shareholders’ Agreement”	the amended and restated shareholders’ agreement dated June 30, 2004 relating to the Company, between the Purchaser, Equant Finance B.V., Equant Proton and the Company;

	“Shares”	the B Ordinary Shares and the Preference Shares;

	“Subscription Agreement”	the subscription, loan and services agreement dated June 26, 2000 between Equant Finance B.V., Equant Proton, the Company and Equant Network Services International Limited;

	“Subsidiaries”	the subsidiaries of the Company which, for the avoidance of doubt shall include the US Company;

	“Supplemental Agreement”	the supplemental agreement dated 30 June 2000 between the Purchaser, Equant Finance BV and the Company;

	“Tripartite Waiver Agreement”	the agreement between Equant Network Services International Limited, the Purchaser and the Company to be entered into on the date hereof in the agreed form in relation to termination of, and certain waivers under, various service agreements;

	“US$” or “$”	United States Dollars;

	“VAT”	value added tax;

	“Vendor’s Solicitors”	Cleary, Gottlieb, Steen and Hamilton at City Place House, 55 Basinghall Street, London EC2V 5EH; and

	“Warranties”	the warranties set out in Schedule 1.

1.2	References in this Agreement to recitals, Schedules and Clauses are to recitals and Schedules to and Clauses of this Agreement, and references in this Agreement to numbered paragraphs are to numbered paragraphs of the Clause in which such reference is made or otherwise of the Schedules to this Agreement, unless specified otherwise.

1.3	References to this Agreement or to any other document include a reference to this Agreement or such other document as varied, amended, modified, novated or supplemented from time to time.

1.4	References to persons include individuals, bodies corporate, associations, partnerships, trusts or agencies, whether or not having a separate legal personality.

1.5	References to the word “include” or “including” are to be construed without limitation.

1.6	References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile and electronic mail.

1.7	References to any English legal term for any action, remedy, proceeding, document, court, official, status, concept, state of affairs or thing include, in respect of any jurisdiction other than England, a reference to the nearest equivalent in such jurisdiction to the English term.

1.8	References to times of day are to London times.

1.9	References to a document in the agreed terms means in the form agreed between the Vendors and the Purchaser signed by or on behalf of each of them for the purposes of identification.

1.10	The words “company”, “subsidiary”, “subsidiary undertaking” and “holding company” have the same meanings in this Agreement as defined in the Act.

1.11	Without prejudice to Clause 15, references in this Agreement to any party shall include, or be deemed to be references to, (as may be appropriate) its respective successors and permitted assignees or transferees.

1.12	In this Agreement, any undertaking by a party not to do or to omit to do any act or thing includes an undertaking not to allow, cause or assist in the doing of or omission of such act or thing.

1.13	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

2.	SALE AND PURCHASE OF SHARES

Sale and Purchase

2.1	Upon and subject to the terms and conditions of this Agreement:

(a) Equant Proton hereby agrees to sell, and the Purchaser agrees to purchase the B Ordinary Shares; and

(b) Equant and Equant Inc hereby agree to sell, and the Purchaser agrees to purchase the Preference Shares,

in each case free from all Encumbrances and together with all rights and advantages which are at the date of this Agreement or at any time hereafter attached or accruing to the Shares (including the right to receive all dividends and distributions declared, made or paid).

2.2	The Vendors have the right to transfer legal and beneficial title to the Shares.

All of the Shares

2.3	None of the parties hereto shall be obliged to complete the sale and purchase of any of the Shares hereunder unless the sale and purchase of all of the Shares hereunder is completed simultaneously. This sub-clause shall not limit any other clause of this Agreement and in particular Clause 17.

Waiver of Pre-emption Rights

2.4	The Vendors with effect from Completion waive any rights of pre-emption which they may have under the articles of association of the Company, the By-laws of the US Company, the Shareholders’ Agreement or otherwise and undertake to take all steps necessary to ensure that any rights of pre-emption over any of the Shares are waived.

Exclusion of Property (Miscellaneous Provisions) Act 1994

2.5	For the avoidance of doubt, Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this clause.

3.	CONDITION

3.1	The obligations of the Purchaser to purchase the Shares are in all respects conditional upon the following:

(a) confirmation having been received from the FCO that the concentration has been cleared without requiring any material amendment to this Agreement that is not accepted by the Purchaser in its discretion acting reasonably or any assurances, conditions or undertakings of the Purchaser that are not accepted by the Purchaser in its discretion acting reasonably; or

(b) the applicable time limits set out in Section 40 (1),(2) of the ARC have expired without the parties having been notified by the FCO that it has initiated main examination proceedings or taken a final decision on the transaction, as the case may be.

3.2	The Purchaser with the assistance of the Vendors shall use best endeavours to obtain a clearance of the sale and purchase contemplated by this Agreement as soon as is reasonably practicable without the FCO initiating main examination proceedings.

In particular, the Purchaser shall use its best efforts to make all appropriate filings with the FCO within 5 Business Days from the date of this Agreement and shall thereafter respond as promptly as is reasonably practicable to all requests for information made by the FCO.

3.3	If the condition set out in Clause 3.1 is not fulfilled (notwithstanding the required best endeavours in Clause 3.2) on or before 31 December 2004 the Purchaser or the Vendors may terminate this Agreement by notice in writing to other parties.

3.4	If this Agreement is terminated in accordance with Clause 3.3 (and without limiting the Purchaser’s right to claim damages) all obligations of the parties under this Agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

3.5	For the avoidance of doubt but without limiting Clause 16, the Purchaser’s and the Vendors’ respective rights to terminate this Agreement in accordance with Clause 3.3 is not exclusive of any rights, powers and remedies provided by law.

4.	ANCILLARY AGREEMENTS

4.1	On execution of this Agreement:

(a)	the Vendors shall:

	(i)	deliver to the Purchaser a copy of the minutes of a meeting of the board of each of the Vendors, at which this Agreement, each of the documents referred to in this Clause 4.1 to which the relevant Vendor is a party and the transactions contemplated herein are approved and this Agreement and each of the documents referred to in it to which the relevant Vendor is a party are authorised to be executed;

	(ii)	deliver to the Purchaser a copy of the minutes of a meeting of the board of each of member of the Equant Group (other than the Vendors) which is a party to any of the documents to be executed and delivered pursuant to this Clause 4.1 of this Agreement, at which such documents are approved and their execution authorised.

(b)	Equant Proton shall execute and deliver to the Purchaser a counterpart of each of the Joint Venture Termination Deed and the Novation Agreement;

(c)	the Vendors shall procure that:

	(i)	each of Equant Finance B.V. and Equant Network Services Limited execute and deliver to the Purchaser a counterpart of the Joint Venture Termination Deed;

		(ii)	each of Equant Finance B.V. and Equant Network Services International Limited execute and deliver to the Purchaser a counterpart of the Novation Agreement; and

		(iii)	Equant Network Services International Limited executes and delivers to the Purchaser a counterpart of each of the Services Variation Agreement and the Tripartite Waiver Agreement;

	(d)	the Purchaser shall:

		(i)	deliver to the Vendors a written resolution of the board of the Purchaser, approving this Agreement, each of the documents to be executed and delivered pursuant to Clause 4.1 to which the Purchaser is a party and the transactions contemplated herein and therein and authorising the execution of this Agreement and each of the documents to be executed and delivered pursuant to Clause 4.1 to which the Purchaser is a party; and

		(ii)	execute and deliver to Equant Proton its counterpart of each of the Joint Venture Termination Deed, the Novation Agreement and the Tripartite Waiver Agreement; and

	(e)	the Vendors and the Purchaser shall procure

		(i)	that: each of the Company, Radianz Proton Limited and Radianz Global Network Operations Limited execute and deliver to each of Equant Proton and the Purchaser a counterpart of the Joint Venture Termination Deed;

		(ii)	the Company shall execute and deliver to the Purchaser a counterpart of the Novation Agreement; and

		(iii)	the Company executes and delivers a counterpart of the Services Variation Agreement to Equant Inc and a counterpart of the Tripartite Waiver Agreement to each of the Purchaser and Equant Inc.

5.	PERIOD BETWEEN SIGNING AND COMPLETION

Conduct of Business etc.

5.1	The Vendors hereby undertake to the Purchaser that in the period prior to Completion:

	(a)	they shall not, without the prior written consent of the Purchaser, do anything or agree or resolve to do anything to prevent the business of the Company or any of the Subsidiaries being carried on in the ordinary course save to the extent agreed in the Novation Agreement or Services Variation Agreement;

	(b)	they shall procure that none of the directors of the Company appointed by any member of the Equant Group shall do or agree or resolve to do anything, to prevent the business of the Company or any of the Subsidiaries being carried on in the ordinary course save to the extent agreed in the Novation Agreement or Services Variation Agreement or with the prior written consent of the Purchaser provided that nothing in this Clause 5.1(b) shall require the Vendors to procure that any such directors act or refrain from acting in a manner that is incompatible with their fiduciary duties to the Company; and

(c) they shall assist and shall procure that their Affiliates assist, to the extent that the Purchaser reasonably requests, and will not interfere with, such due diligence on the Company or the Group that may be carried on by or on behalf of BT (or any of its Affiliates) and provided that the Vendors shall not be obliged to disclose to BT or its Affiliates any confidential information of the Equant Group which is proprietary to, and exclusively, Equant Group confidential information.

5.2	The Purchaser hereby undertakes to the Vendors that in the period prior to Completion it shall not, without the prior written consent of the Vendors, agree or resolve to do anything to prevent the businesses of the Company and each of the Subsidiaries being carried on in the ordinary course save to the extent agreed in the Novation Agreement or Services Variation Agreement and that nothing in this Clause 5.2 shall restrict the Purchaser (or any member of the Reuters Group) from taking such action as is reasonably necessary or desirable to facilitate a sale of its interest in the Group to BT (or any of its Affiliates).

6.	CONSIDERATION

6.1	The Consideration (exclusive of VAT and transfer taxes):

(a) for the B Ordinary Shares is the cash sum of US$92 million; and

(b) for the Preference Shares is the cash sum of US$18 million.

6.2	The Consideration shall be paid on Completion by the Purchaser to the Vendors in accordance with Clause 7.7.

6.3	Payment by telegraphic transfer for the amount stated in Clause 6.1 in accordance with Clause 7.7 shall constitute payment of the consideration for the Shares and shall discharge the obligations of the Purchaser under Clause 2 and the Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Vendors in accordance with their respective entitlements.

7.	COMPLETION

Completion

7.1	Completion shall take place on the Completion Date at the offices of the Vendors’ Solicitors (or at such other place as the parties may agree).

Purchaser’s obligation to complete

7.2	The Purchaser shall not be obliged to complete this Agreement unless the Vendors have complied fully with the requirements of Clause 4.1 and comply fully with the requirements of Clauses 7.4 to 7.6, in each case, so far as they relate to the Vendors (or any of them). If the obligations of the Vendors under Clause 4.1 and Clauses 7.4 to 7. 6, are not complied with on the Completion Date the Purchaser may:

	(a)	defer Completion (so that the provisions of Clause 7 shall apply to Completion as so deferred); or

	(b)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

	(c)	terminate this Agreement by 10 Business Days’ notice to the Vendors but on terms that if the Vendors shall have by then remedied their failure to comply with the requirements of Clauses 4.1 and Clauses 7.4 to 7.6, Completion shall take place forthwith.

For the avoidance of doubt (but without limiting Clause 17), the Purchaser’s right to terminate this Agreement in accordance with this Clause 7.2 is not exclusive of any rights, powers and remedies provided by law.

Vendors’ obligation to complete

7.3	The Vendors shall not be obliged to complete this Agreement unless the Purchaser has complied fully with the requirements of Clause 4.1 and complies fully with the requirements of Clauses 7.5 to 7.7, in each case, so far as they relate to the Purchaser. If the obligations of the Vendors under Clause 4.1 and Clauses 7.5 to 7.7, are not complied with on the Completion Date the Purchaser may:

	(a)	defer Completion (so that the provisions of Clause 7 shall apply to Completion as so deferred); or

	(b)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

	(c)	terminate this Agreement by 10 Business Days’ notice to the Purchaser but on terms that if the Purchaser shall have by then remedied its failure to comply with the requirements of Clauses 4.1 and 7.4 to 7.7, Completion shall take place forthwith.

For the avoidance of doubt (but without limiting Clause 17), the Vendors’ right to terminate this Agreement in accordance with this Clause 7.3 is not exclusive of any rights, powers and remedies provided by law.

Delivery of Documents etc. by the Vendors

7.4	On or before Completion, the Vendors shall:-

(a) deliver to the Purchaser duly executed transfers of the Shares in favour of the Purchaser or its nominees (as the Purchaser may direct) together with the relevant share certificates or an indemnity in a form satisfactory to the Purchaser in respect of any missing certificate;

(b) deliver to the Purchaser duly executed irrevocable powers of attorney in the agreed terms to enable the same to exercise all voting and other rights attaching to the Shares (including the right to appoint proxies) pending registration as the holder(s) thereof; or

(c) procure that Howard Ford, resign his office as “B” Director of the Company and any other members of the Group (if any) and relinquish any rights which he may have against any member of the Group under any contract of employment or letter or appointment or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal.

Board Meeting of the Company

7.5	On or before Completion, the Vendors and the Purchaser shall procure that there shall be held a meeting of the board of the Company at which:-

(a) the resignation referred to in Clause 7.4(c) shall be accepted, with effect from the end of the meeting;

(b) the transfer of the B Ordinary Shares to the Purchaser shall be approved for registration, subject only to the same being duly stamped (which shall be at the expense of the Purchaser); and

(c) the despatch of the written resolution referred to in Clause 7.6 shall be approved.

Written Resolution of the Company

7.6	On or before Completion the parties shall procure that a written resolution of the Company shall be passed to amend the articles of association of the Company (in a form satisfactory to the Purchaser), and signed copies of such resolution shall be delivered to the Purchaser.

Completion

7.7	Subject to compliance by the Vendors with Clauses 7.4 to 7.6 (in so far as they relate to the Vendors), the Purchaser shall by electronic transfer for same day value, pay the sum of US$110 million into the account of Equant N.V. with JP MorganChase, London, swift code CHASGB2L, account number 22.88.48.01.

8.	VENDORS’ WARRANTIES

Warranties

8.1	The Vendors warrant to the Purchaser that each of the Warranties is accurate in all respects at the date of this Agreement and that if for any reason there is any interval of time between the time of this Agreement and Completion, the Warranties will continue to be accurate in all respects up to and including the Completion Date.

Reliance upon Warranties

8.2	The Vendors accept that the Purchaser is entering into this Agreement upon the basis of, and in reliance upon, representations in the terms of the Warranties made by the Vendors with the intention of inducing the Purchaser to enter into this Agreement and that accordingly the Purchaser has been induced to enter into this Agreement.

Warranties Separate and Independent

8.3	Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

No Claims against the Company etc.

8.4	Without prejudice to Clause 21, the Purchaser agrees that (in the absence of fraud) it has no rights against and shall not make any claim against any director, officer, employee or agent of any member of the Equant Group on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other document referred to herein.

8.5	The Vendors undertake (if any claim is made against any of them in connection with the sale of the Shares to the Purchaser) not to make any claim against any member of the Group or any director, employee or adviser of any member of the Group on whom any of them may have relied before agreeing to any terms of this Agreement.

9.	PURCHASER’S WARRANTIES

9.1	The Purchaser warrants to the Vendors that each of the Purchaser’s Warranties is accurate in all respects at the date of this Agreement and that if for any reason there is any interval of time between the time of this Agreement and Completion, the Purchaser’s Warranties will continue to be accurate in all respects up to and including the Completion Date.

9.2	The Vendors have entered into this Agreement upon the basis of, and in reliance upon, the Purchaser’s Warranties.

9.3	Each of the Purchaser’s Warranties shall be separate and independent and shall not be limited by reference to any other of them or by any other provision in this Agreement.

9.4	The Purchaser confirms that the total amount (whether to be settled in cash or otherwise) receivable by the Reuters Group in consideration for the sale of its entire holding of shares in the capital of the Company to BT (or any of its Affiliates) agreed prior to the date which is 12 months after the date of this Agreement shall not exceed an amount equal to the BT Maximum Consideration (or, in relation to the sale of less than the Reuters Group’s entire holding of shares in the capital of the Company to BT (or any of its Affiliates) a proportionate amount thereof) and to the extent that it does, the Purchaser will account to the Vendors for 49 per cent. of such excess and this will be the Vendors’ exclusive remedy for breach of this Clause 9.4.

10.	POST-COMPLETION MATTERS

Tax Matters

10.1	Each party shall give reasonable assistance and supply or procure to be supplied all such information and documents as any other party may reasonably request for the purpose of making enquiries of, and returns to, Taxation Authorities and to negotiate any liability of any person to Taxation.

Accounting Matters

10.2	The Purchaser shall procure (and if the Company is sold to BT, shall ensure that BT shall procure) that the Company shall prepare such unaudited accounting returns for the Group as the Vendors may reasonably require in order to satisfy its statutory reporting requirements for the period from the date of such last returns to the Completion Date and shall procure that the same shall be delivered to the Vendors within 30 Business Days of Completion.

11.	CONFIDENTIALITY

11.1	The Vendors shall, and shall procure that each member of the Equant Group shall, treat as strictly confidential:

(a) all information received or obtained as a result of entering into or performing this Agreement and any documents referred to herein or through its interest in the Company or any of its businesses or assets, which information relates exclusively to:

	(i)	the business or affairs of, any member of the Reuters Group; or

	(ii)	the subject matter or provisions of, or transactions or matters contemplated by, or negotiations leading to, this Agreement; and

(b)	all proprietary information which relates to, or to the business, assets, intellectual property, know-how or technical or other expertise of, any member of the Group save that this Clause 11.1 shall not extend to those matters set out in Clause 11.3.

11.2	The Purchaser shall, and shall procure that each member of the Reuters Group shall, treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement and any documents referred to herein or through its interest in the Company or any of its businesses or assets, which information relates exclusively to:

	(a)	the business or affairs of, any member of the Equant Group; or

	(b)	the subject matter or provisions of, or transactions or matters contemplated by, or negotiations leading to, this Agreement save that this Clause 11.2 shall not extend to those matters set out in Clause 11.3.

11.3	Clauses 11.1 and 11.2 shall not extend to:-

	(a)	any information which is in or enters the public domain other than through (directly or indirectly) any breach by the disclosing party of Clause 11.1 or 11.2 (as the case may be); or

	(b)	any disclosure required to be made by any applicable law or regulation, any court or governmental, administrative, securities exchange or regulatory authority competent to require the same to which that party is subject or submits, wherever situated, including (amongst other bodies) the UK Listing Authority, the London Stock Exchange, the U.S. Securities and Exchange Commission or the Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law, provided that such disclosure is only made:-

	(i)	to the extent required by such law or regulation or court or authority; and

	(ii)	(unless prohibited by such law or regulation or court or authority) after being discussed with:

		(A)	Equant Proton in the case of disclosure by the Purchaser; and

		(B)	the Purchaser in the case of disclosure by the Vendors (or any of them);

(c)	any disclosure required to vest the full benefit of this Agreement in that party provided that such disclosure is only made to the extent so required; or

(d)	any disclosure to its professional advisers, auditors and bankers or to tax authorities; or

(e)	the disclosure by the Reuters Group of this Agreement and the documents referred to in it to BT (or any of its Affiliates) under appropriate conditions of confidentiality in connection with the proposed sale by the Reuters Group’s interest in the Company to BT (or its Affiliates); or

(f)	any disclosure if and to the extent:

			(A)	Equant Proton has given prior written consent to the disclosure in the case of disclosure by the Purchaser; and

			(B)	the Purchaser has given prior written consent to the disclosure in the case of disclosure by the Vendors (or any of them);

such consent not to be unreasonably withheld or delayed.

11.4	The restrictions contained in this Clause 11 shall apply without limit in time.

12.	PENSIONS

Each of the parties shall comply with the requirements pertaining to that party set out in Schedule 3 (Pensions).

13.	ANNOUNCEMENTS

Restrictions on Announcements

13.1	No announcement, statement, press conference or other communication shall be (or be authorised to be) made, released, issued or held by or on behalf of the parties hereto or their respective directors, officers, employees, agents or advisers before, on or after Completion concerning this Agreement, or the subject matter or provisions of, or transactions or matters referred to in or contemplated by, or negotiations leading to, this Agreement, save as provided in Clause 13.2.

13.2	Clause 13.1 shall not apply:-

	(a)	as may be agreed in writing by:

		(i)	Equant Proton in the case of an announcement, statement, press conference or other communication made, released, issued or held by or on behalf of the (i) Purchaser; and

		(ii)	the Purchaser in the case of an announcement, statement, press conference or other communication made, released, issued or held by or on behalf of the Vendors (or any of them);

(such agreement not to be unreasonably withheld or delayed); or

	(b)	to any announcement, statement, press conference or other communication required to be made by any applicable law or regulation or court or governmental, administrative, regulatory or other authority or any securities exchange or regulatory body (including (amongst other bodies) the UK Listing Authority, the London Stock Exchange plc, the U.S. Securities and Exchange Commission or the Panel on Takeovers and Mergers), whether or not the requirement has the force of law provided that such announcement is only made:-

		(i)	to the extent required by such law or regulation or court, authority, exchange or regulatory body; and

		(ii)	(unless prohibited by such law or regulation or court, authority, exchange or regulatory body) after being discussed with:

			(A)	Equant Proton in the case of an announcement, statement, press conference or other communication made, released, issued or held by or on behalf of the Purchaser; and

			(B)	the Purchaser in the case of an announcement, statement, press conference or other communication made, released, issued or held by or on behalf of the Vendors (or any of them).

13.3	The restrictions contained in this Clause 13 shall apply without limit in time.

14.	FURTHER ASSURANCE

14.1	The Vendors shall from time to time at their own cost, on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the Purchaser which the Purchaser may reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

14.2	For so long as it continues to control the Company, the Purchaser shall use its reasonable endeavours to procure that the Vendors and their directors, officers, employees, agents and advisers shall be given such reasonable access, upon reasonable notice and during normal business hours, to relevant directors, officers, employees, agents and (at the cost of the Vendors) advisers of the Group and to any books and records held by the Purchaser or any of its Affiliates relating to the Company and each of the Subsidiaries, as the Vendors may from time to time reasonably require for the purposes of accounting for the Vendors’ interest in the Group.

15.	ASSIGNMENT

Prohibition on Assignment

15.1	Subject to Clauses 15.2 and 15.3, the Purchaser shall not nor shall it purport to (save with the consent of Equant) and the Vendors shall not nor shall they purport to (save with the consent of the Purchaser) assign, transfer, delegate, sub-contract, mortgage, charge, put into trust or otherwise deal with:-

	(a)	this Agreement;

	(b)	all or any of its rights or obligations arising under or out of this Agreement; or

	(c)	the benefit of all or any of the other party’s obligations under this Agreement.

Each party is entering into this Agreement for its benefit and not for the benefit of another person.

Permitted Assignments

15.2	The Vendors may assign all or any of its rights arising under or out of this Agreement and the benefit of all or any of the other parties’ obligations hereunder to any of its Affiliates provided that it shall procure that any such Affiliate shall assign such rights or benefits back to it immediately prior to its ceasing to be its Affiliate.

15.3	The Vendors acknowledge that the Purchaser or its Affiliates intend to sell the Shares to a third party and may give representations, warranties and undertakings in connection with such sale, and that such sale shall not affect the Purchaser’s rights to claim in relation to the Warranties and any other terms of this Agreement.

Successors in Title

15.4	Subject to the other provisions of this Clause 15, this Agreement shall be binding upon and enure for the benefit of the successors in title and permitted assignees and transferees of each of the parties hereto.

16.	VARIATION

No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties to this Agreement.

17.	WAIVER

No Waiver by Omission etc.

17.1	No failure or delay by the parties hereto to exercise any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall affect or operate as a waiver of the same or of some other right, power or remedy nor shall any partial exercise thereof preclude any further exercise of the same or of some other right, power or remedy. The rights and remedies provided under this Agreement are cumulative and are not exclusive of any rights and remedies provided by law or otherwise.

Waiver to be in Writing

17.2	Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to such conditions as the grantor may in its absolute discretion decide. Any such waiver (unless otherwise specified) shall only be a waiver in the particular instance and for the particular purpose for which it was given.

18.	INVALIDITY

Modification of Provisions

18.1	The Vendors confirm that they have each, and the Purchaser confirms that it has, received independent legal advice relating to all the matters provided for in this Agreement and each of the parties confirm that they consider the provisions of this Agreement, including Clause 21, to be reasonable and necessary in all the circumstances, but if for any reason one or more of such provisions or undertakings shall be held to be invalid but would have been held to be valid if part of the wording of the same was deleted or the period or scope of the same reduced then the said provision shall apply with such deletion or modification as may be necessary to make them valid and effective.

Illegality of Provisions

18.2	Without prejudice to Clause 18.1, each of the provisions of this Agreement, including Clause 21, is severable. If any such provision or part thereof is or becomes illegal, invalid or unenforceable in any respect, such provision or undertaking or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remaining provisions and undertakings hereunder shall not in any way be affected or impaired thereby.

19.	REMEDIES

Each of the parties acknowledges and agrees that the only remedy available to it for breach of any provision of this Agreement shall be for damages in breach of contract under the terms of this Agreement and not rescission of this Agreement or damages in tort or under any statute (whether under the Misrepresentation Act 1967 or otherwise) nor any other remedy. Nothing in this Clause 19 shall however exclude or limit any liability or remedy arising as a result of fraud.

20.	CONTINUANCE AFTER COMPLETION

The provisions of this Agreement (including the Warranties) and of all other documents referred to herein shall not (save where the context otherwise requires) be extinguished or otherwise affected by Completion but shall, to the extent capable of being performed after and not performed at or before Completion, continue to have full force and effect notwithstanding Completion.

21.	ENTIRE AGREEMENT

This Agreement and any documents entered into pursuant hereto constitute the entire agreement between the parties hereto in relation to the purchase and sale of the Shares and supersede and extinguish, and each party in entering into this Agreement and such other documents agrees that it does not rely on and shall have no remedy in respect of, all prior drafts and all prior agreements, understandings, undertakings, arrangements, representations and warranties (of any nature whatsoever, of any person whether party to this Agreement or not and whether written or oral) in relation to such subject matter other than as, and only to the extent, expressly set out in this Agreement, save that nothing in this Agreement shall exclude or limit any liability or remedy arising as a result of fraud.

22.	COSTS

22.1	Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement and the documents referred to herein.

22.2	Without prejudice to Clause 22.1, the Purchaser shall pay all stamp, transfer, registration and other similar taxes, duties and charges payable in connection with the sale and purchase of the Shares hereunder.

23.	INTEREST

If any party defaults in the payment when due of any sum payable under this Agreement such sum shall bear interest at the rate of 2 per cent. per annum over the base rate from time to time of Barclays Bank plc, calculated on a daily basis for the period from the due date up to and including the date of actual payment (after as well as before judgment).

24.	PAYMENTS

All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer shall simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

25.	THIRD PARTY RIGHTS

25.1	Clause 11 is intended by the parties to be enforceable by the Company by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Contracts Act”).

25.2	Save in respect of Clause 11, pursuant to Section 1(2) of the Contracts Act the parties do not intend that any person who is not a party to this Agreement shall have a right under the Contracts Act to enforce any term of this Agreement.

25.3	Notwithstanding the provisions of Clause 25.1, this Agreement maybe rescinded or varied in any way and at any time by the parties to this Agreement without the consent of the Company.

26.	NOTICES

Addresses etc.

26.1	Any notice or other communication (in this Clause 26, a “notice”) to be given under thisAgreement shall be in writing. Faxes are permitted, email and telexes are not. Such notices or other communications shall be sent:

in the case of any notices or other communications to any of the Vendors to:

Equant N.V. c/o Equant Inc. 2355 Dulles Corner Boulevard Herndon, Virginia 20171 U.S.A. Attn: General Counsel Facsimile: +1 571 643 7680

in the case of any notices or other communications to the Purchaser to:-

Reuters Limited 85 Fleet Street London EC4P 4AJ Attn: General Counsel Facsimile: +44 (0) 207 542 6848

or to such other address as either party may from time to time notify to the other (to be effective not less than five Business Days from the date of deemed service under Clause 26.2).

Deemed Receipt

26.2	Notices sent as set out in Clause 26.1 shall be deemed to have been received:

(a) if sent by courier, at the time that their receipt is signed for, whether or not the person signing for such receipt has authority so to do;

(b) if sent by first class post, two clear Business Days after the date of posting;

(c) if sent by facsimile, when despatched.

Applicability to Proceedings

26.3	Save as provided in Clause 0, the provisions of this Clause 26 shall also apply to the service of any claim form, order, judgement or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

Service of Proceedings

Neither Clause 26.3 nor Clause 27 shall affect the right of either party hereto to serve process in any other manner permitted by law.

27.	PROCESS AGENTS

Appointment of Vendors’ Agent

27.1	Each of the Vendors irrevocably appoints Equant Holdings UK Limited (Attention: Legal Department) of Betjeman Place, 217 Bath Road, Slough SL1 4AA, as its agent for service of process in England in relation to any proceeding, suit or action arising out of or in connection with this Agreement (“Proceedings”) and agrees that service of any claim form, order, judgement or other notice of legal process issued out of the courts of England and Wales or other document relating to or in connection with any Proceedings shall be deemed to have been duly served on it if served upon such agent. Service by fax, writing on the screen of a visual display unit and e-mail are not permitted.

Change of Vendors’ Agent

27.2	If the agent at any time ceases for any reason to act as such or ceases to have an address in England or Wales each of the Vendors (as relevant) shall appoint a replacement agent having an address for service in England or Wales and shall inform the Purchaser in writing of such change within 14 days of the agent ceasing to act or have an address in England or Wales. Failing such appointment and notification, the Purchaser shall be entitled by notice to a Vendor to appoint a replacement agent to act on its behalf. The provisions of this Clause 27 applying to service on an agent apply equally to service on a replacement agent.

28.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall be deemed an original, but all the counterparts shall together constitute one and the same agreement.

29.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English law. The parties irrevocably agree that any dispute, claim or matter arising under or in connection with this Agreement or the legal relationships established by this Agreement shall be subject to the non-exclusive jurisdiction of the English courts to which the parties hereby irrevocably submit and agree to submit.

Signed by the parties on the date above stated:

SCHEDULE 1

Warranties

l.	CAPACITY OF THE VENDORS

Incorporation

1.1	Equant Proton is a company duly incorporated and validly existing under the laws of the Cayman Islands, Equant is a company duly incorporated and validly existing under the laws of The Netherlands and Equant Inc is a company duly incorporated and validly existing under the laws of Delaware.

Power to Contract

1.2	Each Vendor has the legal right and capacity and full power and authority to enter into and perform this Agreement and any other documents to be executed by the Vendors pursuant to or in connection with this Agreement and, when executed, this Agreement and other documents will constitute valid and binding obligations on the Vendors in accordance with their respective terms.

Power to Sell the Shares

1.3	Equant Proton is the sole legal and beneficial owner of the B Ordinary Shares. The B Ordinary Shares are free from all Encumbrances and there is no Encumbrance on, over or affecting the B Ordinary Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

1.4	Equant is the sole legal and beneficial owner of 7,634 of the Preference Shares which are free from all Encumbrances and there is no Encumbrance on, over or affecting such Preference Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

1.5	Equant Inc is the sole legal and beneficial owner of 266 of the Preference Shares which are free from all Encumbrances and there is no Encumbrance on, over or affecting such Preference Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

1.6	The execution and delivery of, and the performance by each Vendors of its obligations under, this Agreement and each document to be delivered by that Vendor at Completion will not:

(a) result in a breach of any provision of the memorandum or articles of association of any Vendor; or

(b) result in a breach of, or constitute a default under, any instrument by which any Vendor is bound; or

(c)	result in a breach of any order, judgment or decree of any court or governmental agency by which any Vendor is bound; or

(d)	require the consent of the shareholders of any Vendor, or the shareholders of the Company or of any other person.

SCHEDULE 2

Purchaser’s Warranties and Undertakings.

2.	CAPACITY OF THE PURCHASER

Incorporation

2.1	At the date of this Agreement the Purchaser is a company duly incorporated and validly existing under the laws of England.

Power to Contract

2.2	At the date of this Agreement, the Purchaser has the legal right and capacity and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement and, when executed, such Agreement and other documents will constitute its valid and binding obligations in accordance with their respective terms.

SCHEDULE 3

PENSIONS
1.	INTERPRETATION

1.1	For the purposes of this Schedule:-

	(a)	“Company Group” means the Company or any of its subsidiaries;

	(b)	“Eligible Employees” means those Relevant Employees who at Completion are members of the Vendor’s Scheme;

	(c)	“1995 Act” means the Pensions Act 1995;

	(d)	“Inland Revenue” means the Inland Revenue Savings, Share Services and Pensions Division;

	(e)	“Relevant Employee” means an employee or former employee of the Company or any Company Group;

	(f)	“Transfer Date” means (i) the date falling 12 months after the Completion Date or (ii) such earlier date nominated by the Purchaser or (iii) such other date as the Vendor and the Purchaser agree in writing or (iv) (if the Purchaser does not make any election pursuant to paragraph 2.4) the Completion Date;

	(g)	“Transitional Period” means, if the Purchaser elects in writing that a Transitional Period shall apply pursuant to paragraph 2.4 below, the period commencing on the day immediately after the Completion Date and ending on the day immediately before the Transfer Date; and

	(h)	“Vendor’s Scheme” means The Equant Pension Scheme (or, if the context so requires, its trustees) as constituted by a trust deed and rules dated 1 December 2000;

1.2	Words and expressions used in Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 (the “Act”) or in the Vendor’s Scheme, shall have the same meanings in this Schedule.

2.	THE VENDOR’S SCHEME

2.1	Equant shall use its reasonable endeavours to procure that:-

	(a)	subject to the consent of the Inland Revenue (which Equant shall use its reasonable endeavours to procure) the Eligible Employees will be permitted to remain members of the Vendor’s Scheme and the Company will be permitted to participate in the Vendor’s Scheme throughout the Transitional Period; and

	(b)	the Vendor’s Scheme will be maintained, in relation to the Eligible Employees, in full force and effect until after the Transfer Date and, save as disclosed or as required by law or except with the written consent of the Purchaser:

(i) its provisions will not be amended in a manner which may affect the benefits accrued or accruing for any of the Eligible Employees, or the contributions payable by them or the debt potentially owing under section 75 of the 1995 Act;

(ii) no power or discretion will be exercised in a manner which may affect the interests under the Vendor’s Scheme of any Eligible Employee or any spouse or dependant of such Eligible Employee or the debt potentially owing under section 75 of the 1995 Act; and

(iii) its provisions will not be amended in a manner which may affect the contributions payable to the Vendor’s Scheme by the Company during the Transitional Period.

2.2	The Purchaser undertakes that it will procure that the Company will:

	(a)	pay to the Vendor’s Scheme during the Transitional Period, employer contributions, at the rate of 15.3% until 31 December 2004, and thereafter at the rate applicable to employers participating in the Vendor’s Scheme generally as set out in the schedule of contributions for the Vendor’s scheme prepared under section 58 of the 1995 Act, of Pensionable Salary (as defined in the rules of the Vendor’s Scheme) of the Eligible Employees who are members of the defined benefit section of the Vendor’s Scheme;

	(b)	comply during the Transitional Period in all other respects with the provisions of the Vendor’s Scheme which apply to it as an employer;

	(c)	not do or omit to do during the Transitional Period any act or thing whereby the status of the Vendor’s Scheme as an exempt approved scheme or as a contracted out scheme would or might be prejudiced, save as this be required as a result of overriding legislation;

	(d)	not exercise any power, right or discretion, including the giving or withholding of consent to any event or course of action, conferred on the Company or the Purchaser by the Vendor’s Scheme except on such terms (whether as to payment of additional contributions or otherwise) as Equant may agree, such agreement not to be unreasonably withheld or delayed;

	(e)	not during the Transitional Period cause or allow any Eligible Employee’s Pensionable Salary (as defined under the Vendor’s Scheme) to be increased by more than 4% except on such terms (whether as to payment of additional contributions or otherwise) as Equant may agree, such agreement not to be unreasonably withheld or delayed; and

(f) appoint Equant Holdings UK Limited (registered in England under company number 4020847, as principal employer of the Vendor’s Scheme) to act on its behalf in relation to the Vendor’s Scheme for the purposes of dealing with the requirements of the 1995 Act and the Pension Schemes Act 1993 and the regulations made thereunder and to do all such acts and execute and/or sign all such documents on its behalf as Equant or the Vendor’s Scheme may reasonably consider necessary or desirable in connection therewith without prejudice to the terms of this Schedule.

2.3	The Purchaser shall take such steps as may be required to procure that the Company holds a contracting-out certificate in relation to the UK Vendor’s Scheme in respect of the Transitional Period and ceases to hold such a certificate with effect from the end of such period.

2.4	The Purchaser may prior to the Completion Date by written notice to the Vendors elect that a Transitional Period shall apply.

3.	INDEMNITY

3.1	Equant shall use its reasonable endeavours to procure that the trustees of the Vendor’s Scheme shall notify the Company within three months of the Transfer Date if any amount is due from the Company as at the Transfer Date pursuant to section 75 of the 1995 Act, and if such an amount is payable shall certify that amount as soon as reasonably practicable thereafter.

3.2	Equant shall indemnify and keep indemnified the Purchaser (for itself and as agent and/or trustee for each of the Company and each member of the Purchaser’s Group and Company Group) on an after tax basis and to the extent stated below (so far as possible by way of reduction of the consideration payable for the Shares pursuant to this Agreement) against:

(a) any liability of the Purchaser, the Company or any member of the Purchaser’s Group or the Company Group to pay any amount to the Vendor’s Scheme pursuant to section 75 of the 1995 Act (as varied by the Rules of the Vendor’s Scheme, as the case may be) or pursuant to any contribution notice issued by the pensions regulator, or otherwise, howsoever arising. For the avoidance of doubt, this indemnity shall apply irrespective of whether the calculation is required by law under section 75 to be carried out on the minimum funding requirement basis set out in the 1995 Act or on a full buy out basis or otherwise and shall also apply as a result of any second demand by the Vendor’s Scheme due to any amendment to section 75 after the date of this Agreement. In the event that there is a Transitional Period and the Transfer Date occurs on or after 7 April 2005, Equant’s obligation to indemnify under this paragraph 3.2 shall extend only to so much of the liability as would have arisen had the basis of the section 75 debt calculation of the liability continued to be as required under the law applicable immediately prior to 6 April 2005;

(b) any liability of the Purchaser, the Company or any member of the Purchaser’s Group or the Company Group for any deficit in the Vendor’s Scheme attributable to the Company or any member of the Purchaser’s Group in the event of a wind-up of the Vendor’s Scheme, whether by way of contribution notice issued by the Pensions Regulator or otherwise; and

(c) any liability of the Purchaser, the Company or any members of the Purchaser’s Group or the Company Group for any payment or contribution to the Vendor’s Scheme which is required by the trustees of the Vendor’s Scheme and which is not due under a paragraph 2.2 in this Schedule 3, and all actions, proceedings, costs, claims, damages and expenses brought or made against the Purchaser, the Company, any each member of Purchaser’s Group in so far as the same arise from paragraph 3.2(a), (b) and/or (c) above.

4.	EQUANT’S UNDERTAKING

Equant and the Purchaser agree that to the extent that any Relevant Employee is a member of a funded retirement benefits scheme which is established outside of the United Kingdom, they will each use reasonable endeavours to agree arrangements with the trustee, or other relevant administrator, of that scheme for the transfer of any assets directly attributable to those Relevant Employees to an appropriate retirement benefits plan nominated by the Purchaser, on terms such that the liabilities of that scheme be discharged by the transfer.

Signed by

/s/ Daniel Caclin

Daniel Caclin

for and on behalf of
Equant Proton Holdings Limited

Signed by

/s/ Daniel Caclin

Daniel Caclin

for and on behalf of
Equant N.V.

Signed by

/s/ Daniel Caclin

Daniel Caclin

for and on behalf of
Equant Inc.

Signed by

/s/ Jared Millar

Jared Millar

for and on behalf of
Reuters Limited

Signed by

/s/ Daniel Caclin

Daniel Caclin

for and on behalf of
Equant Proton Holdings Limited

Signed by

/s/ Daniel Caclin

Daniel Caclin

for and on behalf of
Equant N. V.

/s/ Daniel Caclin

Daniel Caclin

Signed by

for and on behalf of Equant Inc.

Signed by

/s/ Jared Millar

Jared Millar

for and on behalf of
Reuters Limited